Exhibit 99.1

Lincoln Centre Tower I 5400 Lyndon B. Johnson Freeway, Suite 1300 Dallas, Texas 75240 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Financial Results for Third Fiscal Quarter Ended December 31, 2016

CSWC Increases Pre-Tax Net Investment Income to $0.21 Per Share

Dallas, Texas – February 6, 2017  – Capital Southwest Corporation (“Capital Southwest” or the “Company”; Nasdaq: CSWC) today announced its financial results for the third fiscal quarter ended December 31,  2016.

Third Quarter Fiscal Year 2017 Financial Highlights

•	Total Investment Portfolio: $267.1 million
o	Total Credit Portfolio: $151.5 million
o	$25 million in new credit investments originated during the quarter
o	$7 million in prepayments during the quarter
o	Total CSWC investment in I-45 SLF: $58.7 million
o	I-45 SLF portfolio increased to $186.6 million from $172.5 million during the quarter
o	$39 million in new credit investments originated during the quarter
o	$18 million in prepayments during the quarter
o	I-45 SLF portfolio consists of 41 issuers; 96% 1st Lien Debt and 4% 2nd Lien Debt
o	Total Equity Portfolio, excluding investment in I-45 SLF: $57.0 million
•	Pre-Tax Net Investment Income of $3.4 million, or $0.21 per weighted average diluted share
•	Dividends declared: $0.17 per share
•	Net Realized and Unrealized Portfolio Appreciation: $5.0 million
•	Total Cash: $32.7 million
•	Total Net Assets: $285.4 million
•	Net Asset Value per Share: $17.88
•	Weighted Average Yield on Debt Investments: 10.32%

In commenting on the Company's results, Bowen Diehl, President and Chief Executive Officer, stated, “We are pleased with our continued progress towards building a robust middle market focused, internally-managed, BDC paying a market dividend, that our shareholders can have confidence in, while growing NAV per share.  Recent realizations in our portfolio have begun to demonstrate our ability to generate attractive risk adjusted returns across our credit platform.”

Portfolio and Investment Activities

During the quarter ended December 31,  2016, the Company originated five new on-balance sheet credit investments totaling $25.0 million. The Company also grew the I-45 SLF investment portfolio to $186.6 million from $172.5 million. The Company received a full prepayment on its investment in Vivid Seats in the amount of $6.9 million, recognizing a realized gain of $0.4 million and an IRR of 21.5%. The Company also received proceeds related to scheduled repayments of certain debt securities totaling $1.7 million.

New investment transactions which occurred during the quarter ended December 31,  2016 are summarized as follows:

Lighting Retrofit International, $8.0 million 1st Lien Senior Secured Debt: Lighting Retrofit International is a leading provider of design-build energy efficiency services to energy service companies and utility clients.

Premiere Global Services, Inc., $2.0 million 2nd Lien Senior Secured Debt: Premiere Global is a leading global provider of audio conferencing solutions and SaaS‐based web and video collaboration solutions to large global companies, mid‐sized companies, and SMBs.

Polycom Inc., $4.5 million 1st Lien Senior Secured Debt: Polycom is a global provider of open, standards-based unified communication and collaboration solutions for voice and video communication and content sharing.

Digital Room, $7.0 million 2nd Lien Senior Secured Debt: Digital Room is a leading e-commerce provider of high-quality customized printed products to graphic designers and SMBs, and to a lesser extent resellers and consumers in U.S.

Restaurant Technologies, Inc., $3.5 million 2nd Lien Senior Secured Debt: Restaurant Technologies is the leading provider of integrated, closed-loop cooking oil management solutions to the foodservice industry.

Subsequent to quarter end, the Company originated a new lower middle market investment in in a marketing services company in which Capital Southwest led a $17.1 million unitranche loan, syndicating out a $5.0 million first-out participation at closing and holding a $12.1 million last-out position.  The Company also invested $1.0 million in equity in the transaction pari passu with the private equity sponsor. The Company also completed a  follow-on investment in Lighting Retrofit International totaling $2.2 million. We received proceeds of $10.8 million from Hygea Holdings, which included a  full repayment of our debt and proceeds from the sale of our warrants, generating an estimated IRR of 56%. Additionally, we received full prepayment on our investment in Polycom in the amount of $4.3 million, generating an estimated IRR of 32%.

Third Fiscal Quarter 2017 Operating Results

For the quarter ended December 31,  2016, Capital Southwest reported total investment income of $6.9 million, compared to $4.7 million in the prior quarter.  The increase in investment income was attributable to an increase in average debt investments outstanding, an increase in the weighted average yield on debt investments, and an increase in dividends paid from I-45 SLF.

For the quarter ended December 31,  2016, total operating expenses (excluding tax and interest expense) were $3.1 million, compared to $2.8 million in the prior quarter.  The increase in operating expenses was due primarily to legal fees related to corporate matters and an increase in share based compensation during the quarter.

For the quarter ended December 31, 2016, there was interest expense of $0.3 million recorded compared to $0.1 million in the prior quarter. The increase in interest expense was due to increased debt outstanding on the revolving credit facility during the quarter.

For the quarter ended December 31, 2016, total pre-tax net investment income was $3.4 million compared to $1.8 million in the prior quarter.

For the quarter ended December 31, 2016, there was a tax expense of $0.5 million recorded compared to $0.4 million in the prior quarter.

During the quarter ended December 31,  2016, Capital Southwest recorded realized and unrealized gains on investments of $5.0 million.  The net increase in net assets resulting from operations was $7.9 million, compared to $6.9 million in the prior quarter.

The Company’s net asset value, or NAV, at December 31,  2016 was $17.88 per share, as compared to $17.74 at September 30, 2016.  The increase in NAV was primarily due to an increase in net realized and unrealized gains in the current quarter.

Liquidity and Capital Resources

At December 31,  2016 Capital Southwest had unrestricted cash and money market balances of approximately $32.7 million, total assets of approximately $312.3 million, and net assets of approximately $285.4 million.

In September 2016, the Company entered into a credit facility to provide additional liquidity to support its investment and operational activities. The facility includes total commitments of $100.0 million from a diversified group of five lenders and is scheduled to mature on August 30, 2020. As of December 31,  2016, Capital Southwest had $15.0 million in borrowings outstanding under the credit facility.

Additionally, I-45 SLF has total commitments outstanding on its credit facility of $145.0 million.  As of December 31, 2016, I-45 SLF had $120.0 million in borrowings outstanding.

Share Repurchase Program

On January 25, 2016, Capital Southwest announced that its Board of Directors authorized the repurchase of up to $10 million of its common stock at prices below the Company’s net asset value per share as reported in its most recent financial statements. The Board authorized the plan because it believes that the Company’s common stock may be undervalued from time to time due to market volatility. As of December 31, 2016, no shares have been purchased under the plan.

Third Fiscal Quarter 2017 Financial Results Conference Call and Webcast

Capital Southwest has scheduled a conference call on Tuesday, February 7, 2017, at 11:00 a.m. Eastern Time to discuss the third quarter 2017 financial results.  You may access the call by dialing 1-855-835-4076 and using the passcode 51604928 at least 10 minutes before the call.  The call can also be accessed using the Investor Relations section of Capital Southwest's website at www.capitalsouthwest.com, or by using http://edge.media-server.com/m/p/yckm2fmg.

A telephonic replay will be available through February 14, 2017 by dialing 1-855-859-2056 and using the passcode 51604928.  An audio archive of the conference call will also be available on the Investor Relations section of Capital Southwest’s website.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Capital Southwest Form 10-Q for the period ended December 31,  2016 to be filed with the Securities and Exchange Commission and Capital Southwest’s Third Fiscal Quarter 2017 Earnings Presentation to be posted on the Investor Relations section of Capital Southwest’s website at www.capitalsouthwest.com.

About Capital Southwest

Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based publicly traded business development company, with approximately $285.4 million in net assets as of December 31,  2016. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses with $5 to $20 million investments across the capital structure, including first lien, unitranche, second lien and subordinated debt, as well as non-control equity co-investments. Since Capital Southwest's formation in 1961, it has always sought to invest in companies with strong management teams and sound financial performance. As a public company with a permanent capital base, Capital Southwest is fortunate to have the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements

This press release contains historical information and forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 with respect to the business and investments of Capital Southwest. Forward-looking statements are statements that are not historical statements and can often be identified by words such as  “will,” “believe,” “expect” and similar expressions, and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to changes in the markets in which Capital Southwest invests, changes in the financial and lending markets and general economic and business conditions.

Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2016 and subsequent fillings with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Investor Relations Contacts:

Michael S. Sarner, Chief Financial Officer

214-884-3829